Exhibit 10.1

AMENDMENT TO LOANOUT AGREEMENT

THIS AMENDMENT TO LOANOUT AGREEMENT (“Amendment”) is made and entered into as of May 26, 2009, by and between Skystar Bio-Pharmaceutical Company, a Nevada corporation (the “Company”), and Worldwide Officers, Inc. a California Corporation (the “Lender”). Capitalized terms used herein and undefined shall have the meanings set forth in that certain Loanout Agreement (defined in the Recitals below).

RECITALS:

WHEREAS, reference is made to that certain Loanout Agreement dated as of May 5, 2008 (the “Loanout Agreement”), by and between the Company and the Lender, pursuant to which the Company retained the services of Bennet P. Tchaikovsky (“Executive”) as the Company’s Chief Financial Officer;

WHEREAS, pursuant to its term, the Loanout Agreement expired on May 4, 2009, although at the request of the Company, Executive has continued to provide services to the Company as its Chief Financial Officer;

WHEREAS, the Company desires that Executive continue to provide services as its Chief Financial Officer under the Loanout Agreement, which is acceptable to the Lender subject to certain amendments to certain terms and conditions of the Loanout Agreement as set forth hereinafter;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained and for other good and valuable consideration, the parties hereto agree as follows:

A.	AMENDMENT

1.	Section 1.1 of the Loanout Agreement shall read in its entirety as follows:

“Effective as of May 5, 2009 (the “Effective Date”), the Company engages the Lender and the Lender agrees to supply and make available to the Company, the services of Executive to serve as the Company’s Chief Financial Officer (“CFO”) during the term of this Agreement, on the terms and conditions contained in this Agreement.  During the term of this Agreement, Executive shall make himself available to the Company and to any of its subsidiaries or affiliates as directed to pursue the business of the Company subject to the supervision and direction of the Board of Directors of the Company (the “Board”).”

2.	Section 2.1 of the Loanout Agreement shall read in its entirety as follows:

“As compensation for the services rendered by Executive from the Effective Date as well as for all services to be rendered by Executive for the term hereof pursuant to this Agreement, the Company shall pay to the Lender a fee at an annual base rate of $75,000 to be paid in twelve installments of $6,250.  During Executive’s employment, the fee will be paid, at the beginning of each period within seven calendar days. Reimbursement for travel expenses will paid by the Company within thirty (30) calendar days of submission by the Lender to the Company. Payment shall be made to Executive via wire transfer, and the Company shall be responsible for any applicable wire transfer fees in connection therewith. Failure to make payments within the prescribed time period shall result in an 18% annual interest or the maximum amount permitted by law (computed on a daily basis) to the past due balances.”

3.	Section 2.2 of the Loanout Agreement shall read in its entirety as follows:

“Executive will have the right to receive 7,220 shares of the Company’s Common Stock, $0.001 par value, which shall vest during the term of this Agreement, in the form of a restricted stock grant (the “Restricted Stock”).  The shares of the Restricted Stock shall vest in four (4) equal installments of one thousand eight  hundred and five (1,805) shares every three calendar months, with the first installment to vest on August 5, 2009 (the “Vesting Schedule”). The Restricted Stock shall be “restricted” and cannot be resold without their prior registration or compliance with the terms of Rule 144 promulgated by the Act or an exemption from the Act.  In addition, the Restricted Stock shall further be subject to the terms and conditions of this Agreement.

The number of shares of Restricted Stock referenced in this section is subject to adjustment in the case of any stock split, reverse stock split, combination or similar events.

Upon the filing of an election pursuant to Section 83(b) of the Internal Revenue Code (the “Code”) with respect to such grant of Restricted Stock, the Company will not reimburse the Executive for any federal and state taxes due as a result of such election.

During the term of this Agreement, Executive shall not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the shares of the Restricted Stock or any shares received by Executive from the Company as the result of the prior Loanout Agreements (collectively “Shares”), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Shares, in cash or otherwise. The Shares may not be resold by Executive until 91 days after Executive ceases to be Chief Financial Officer of the Company.”

4.	Section 3.1 of the Loanout Agreement shall read in its entirety as follows:

The term of this Agreement commences as of May 5, 2009 and shall continue for one (1) years unless sooner terminated as herein provided.”

B.            CONFLICTS.  Except as expressly set forth in this Amendment, the terms and provisions of the Loanout Agreement shall continue unmodified and in full force and effect.  In the event of any conflict between this Amendment and the Loanout Agreement, this Amendment shall control.

C.            GOVERNING LAW.  This Amendment shall be governed and construed under the laws of the State of Nevada, and shall be binding on and shall inure to the benefit of the parties and their respective successors and permitted assigns.

D.            COUNTERPARTS.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. A facsimile or other electronic transmission of this signed Amendment shall be legal and binding on all parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

“COMPANY”	“EXECUTIVE”

SKYSTAR BIO-PHARMACEUTICAL COMPANY	BENNET P. TCHAIKOVSKY

By:	By:

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